John C. Walmsley Associate Counsel	PSEG Services Corporation 80 Park Plaza, T10, Newark, NJ 07102-4194 tel: 973.518.8146 email: chris.walmlsey@pseg.com	Exhibit 5

August 5, 2024

Public Service Electric and Gas Company

80 Park Plaza

Newark, NJ 07102

Re:	Public Service Electric and Gas Company
Registration Statement on Form S-3 (No. 333-275512)

Ladies and Gentlemen:

This opinion is furnished in connection with the issuance and sale by Public Service Electric and Gas Company, a New Jersey corporation (the “Company”), of $600,000,000 aggregate principal amount of its 4.850% Secured Medium-Term Notes, Series Q, due August 1, 2034 (the “2034 Notes”), and $500,000,000 aggregate principal amount of its 5.300% Secured Medium-Term Notes, Series Q, due August 1, 2054 (the “2054 Notes,” and together with the 2034 Notes, the “Notes”) pursuant to the Company’s Registration Statement on Form S-3, Registration No. 333-275512 (the “Registration Statement”), and the base prospectus constituting a part thereof, dated November 13, 2023 (the “Base Prospectus”), relating to the offering from time to time of certain debt securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”); the prospectus supplement, dated February 28, 2024 (the “Prospectus Supplement”), to the Base Prospectus relating to the Company’s Secured Medium-Term Notes, Series Q; the pricing supplement dated August 1, 2024, relating to the 2034 Notes (the “2034 Notes Pricing Supplement”); and the pricing supplement dated August 1, 2024, relating to the 2054 Notes (the “2054 Notes Pricing Supplement”), each filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the Act (the 2034 Notes Pricing Supplement, together with the Base Prospectus and the Prospectus Supplement, the “2034 Notes Prospectus;” the 2054 Notes Pricing Supplement, together with the Base Prospectus and the Prospectus Supplement, the “2054 Notes Prospectus;” and the 2034 Notes Prospectus together with the 2054 Notes Prospectus, the “Prospectuses”); and the Indenture of Trust, dated as of July 1, 1993 (the “Indenture”), between the Company and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Indenture Trustee”). The Notes are secured as to payment of the principal thereof (exclusive of any premium) and interest thereon by the Company’s First and Refunding Mortgage Bonds, Medium-Term Notes, Series Q (the “Bonds”), issued under its Indenture, dated August 1, 1924 (the “Mortgage”), between the Company and U.S. Bank Trust Company, National Association (as successor to Fidelity Union Trust Company), as trustee (the “Mortgage Trustee”), as supplemented and amended by prior supplemental indentures, including the Supplemental Indenture dated February 1, 2024 (the “Supplemental Indenture”).

I have examined the Registration Statement, the Prospectuses, the Indenture, the global certificates representing each series of Notes and such other agreements, instruments, documents and records and such certificates or comparable documents of public officials which I deemed relevant and necessary for the basis of the opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed.

Based on such examination, I am of the opinion that the Notes, assuming the due authentication thereof by the Indenture Trustee pursuant to the Indenture, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

With respect to enforcement, the above opinion is qualified to the extent that enforcement of the Indenture and the Notes may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The foregoing opinion is given as of the date hereof and is limited to matters arising under the laws of the State of New Jersey as in effect on the date hereof and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. I hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the use of my name wherever it appears in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act or the related rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this letter as an exhibit or otherwise.

Very truly yours,

/s/ John C. Walmsley

John C. Walmsley
Associate Counsel PSEG Services Corporation

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